EXHIBIT 99

[GRAPHIC OMITTED]




                    MANAGEMENT CHANGES AT NEUREX CORPORATION


MENLO PARK,  California  (January  17, 1997) -- Neurex  Corporation  (NASDAQ/NM:
NXCO) today announced that John Ames has resigned as Chief Financial Officer. In addition, it was also announced that Bradford Wait has been elected Chief Financial Officer until such a time as a new CFO is hired. Mr. Wait served as CFO of Neurex until July of last year, when he announced his intention to retire from the Company in 1997. Since that time, he has held the position of Vice President and Treasurer.

Neurex Corporation is developing products for acute care, principally in the area of cardiorenal and neurological disease. Neurex' products under development, CORLOPAM (fenoldopam) and SNX-111, are currently in advanced stage human trials. An NDA for CORLOPAM was filed in June 1996. Each product has potential in multiple indications. The Company's strategy is to discover, develop and commercialize its products for acute care treatment in hospital settings, such as emergency rooms, intensive care units and pain clinics.


For further information contact:

                               Paul Goddard, Ph.D.
                      Chairman and Chief Executive Officer
                                  415-833-1288


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